Exhibit 23.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 18, 2005, except for Note 14, as to which the date is December 12, 2005, and Note 2, Reclassifications, as to which the date is September 18, 2007, accompanying the financial statements of Sensor Technologies & Systems, Inc. contained in the Registration Statement on Amendment No. 3 to Form S-1 and Prospectus of ICx Technologies, Inc. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

October 23, 2007